Exhibit 99.1

NEWS RELEASE

EQT CORPORATION ELECTS NEW BOARD MEMBER

PITTSBURGH, PA (October 26, 2015) – EQT Corporation (NYSE: EQT) is pleased to announce the election of Christine J. Toretti as the newest member to its Board of Directors, where she will serve as a member of the Corporate Governance Committee.

Ms. Toretti brings two decades of experience within the energy industry, as the former Chairman and Chief Executive Officer of the S. W. Jack Drilling Co., a large, family owned Appalachian Basin oil and gas drilling company that was sold in 2010. Ms. Toretti is a former director of the Pittsburgh Federal Reserve Bank; and since 1984, she has served as a member of the board of directors of S&T Bancorp, Inc., a publicly traded financial holding company, where she currently serves as Vice Chairman of the board and a member of the Nominating Committee.

In addition, Ms. Toretti is the Founder and Chair of both the Anne B. Anstine Excellence in Public Service Series in Pennsylvania, and the Dodie Londen Excellence in Public Service Series in Arizona. She serves as a member of the board for the International Medical Corps; was the Founding Director of the Gettysburg Foundation; and previously served as Chair for The Andy Warhol Museum.

Ms. Toretti holds a Bachelor of Science, Commerce degree from the University of Virginia.

Media Inquiries, please contact:

Natalie Cox – Corporate Director, Communications; 412-395-3941; ncox@eqt.com

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT also owns a 90% limited partner interest in EQT GP Holdings, LP.  EQT GP Holdings, LP owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP.

Visit EQT Corporation at www.EQT.com.